Exhibit 19

INSIDER TRADING POLICY
OF
LEAR CORPORATION

As adopted by the Board of Directors, effective September 21, 2023

Lear Corporation (the “Company”) has adopted this Insider Trading Policy (this “Policy”) both to satisfy its obligation to prevent insider trading and to help the persons subject to this Policy avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone subject to this Policy. For the categories of individuals set forth below in the definition of “Persons Covered,” this Policy supplements the insider trading discussion in the Company’s Code of Business Conduct & Ethics.

Scope of Policy

Persons Covered. This Policy applies to all directors and officers (collectively, the “D&Os”) of the Company and certain other employees who may be designated by the General Counsel from time to time (“Designated Individuals”) because of their periodic access to certain material nonpublic information, as well as the Family Members and Controlled Entities of the foregoing. Unless a provision is specified as only applying to D&Os, the provisions of this Policy apply to both D&Os and Designated Individuals.

“Family Members” include a person’s spouse or life-partner, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in the home of the director or officer of the Company (other than a tenant or employee).

“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts.

Securities Covered. Although it is most likely that the “material, nonpublic information” a person subject to this Policy possesses will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to purchases and sales of the securities of other entities, including those of suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.

Statement of Policy

No Trading on “Material, Nonpublic Information.” If a person subject to this Policy possesses “material, nonpublic information” relating to the Company, its subsidiaries or any other

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entity, such person may not (a) purchase or sell securities of the Company or such other entity,
(b) direct any other person to purchase or sell such securities or (c) disclose the information to anyone outside the Company except as permitted by this Policy.

Material, Nonpublic Information. “Material, nonpublic information” is information that is not generally available to the public that could affect the market price of a security and which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Common examples of material information may include:

•a dividend increase or decrease, or a change in dividend policy;
•the announcement of a share purchase program, or an increase in an existing share repurchase authorization;
•financial and operational results from a previously completed quarter or year;
•forecasts, estimates or projections of earnings or results of operations for current or future periods;
•news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;
•a significant increase or decrease in business, such as a significant new business award or lost program;
•actual or threatened major litigation, or the resolution of such litigation;
•major events regarding securities, including the declaration of a stock split or the offering of additional securities (debt or equity);
•new major contracts or finance sources, or the loss thereof;
•a significant change in management or the Board;
•a change in auditors or notification that an auditor report can no longer be relied upon;
•financial liquidity problems; or
•major cybersecurity risks or incidents, including vulnerabilities and breaches.

This list is not exhaustive; these and other types of information may be material at any particular time, depending on the circumstances. If a person subject to this Policy is unsure whether information is material, he or she should consult the General Counsel or its designee before making any decision to trade in or recommend securities to which that information relates or to disclose such information (other than to persons who need to know it and are subject to obligations of confidentiality), or assume that the information is material. Keep in mind that trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, including the ability to assess the extent to which a security’s trading price changed after the public release of the information.

Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessible conference call or a governmental filing) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released. Nonpublic information may include:

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•information available to a select group of persons subject to confidentiality obligations to the Company;
•undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and
•information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed to permit the investment market to absorb and evaluate the information.
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Improper Disclosure. The Company has authorized only certain individuals to release material, nonpublic information to the public. Outside of these authorized public releases, individuals subject to this Policy must refrain from discussing or otherwise disclosing material, nonpublic information with anyone outside the Company unless (a) they are authorized to do so in the performance of their job duties for the Company and (b) the outsider is subject to an obligation of confidentiality to the Company covering the information being disclosed. If information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, a person subject to this Policy should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.

“Black Out” Periods

A “black out” period is a period during which a person subject to this Policy may not execute transactions in Company securities. Please bear in mind that even if a black out period is not in effect, at no time may such person trade in Company securities if such person is aware of material, nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and a person subject to this Policy is aware of other material, nonpublic information not disclosed in the earnings release, such person may not trade in Company securities.

Earnings Black Out Periods. These black out periods specifically apply to all directors, officers who have been designated as “officers” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively with the directors, the “Section 16 Reporting Persons”) and Designated Individuals. During earnings black out periods, Section 16 Reporting Persons and Designated Individuals may not buy or sell Company securities during the period beginning on the last day of the fiscal quarter or fiscal year of the Company and ending two full market trading days following the public release of the financial results for such fiscal quarter or year (for example, by means of a press release, a publicly accessible conference call or a governmental filing). For example, if material, non-public information (including quarterly or annual earnings) is disclosed at (a) 8:00 a.m., Eastern Time, on a Monday, then trading may commence after 4:00 p.m., Eastern Time, on Tuesday, (b) 10:00 a.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday or (c) 5:00 p.m., Eastern Time, on Monday, then trading may commence after 4:00 p.m., Eastern Time, on Wednesday.

Event-Specific Black Out Periods. The Company reserves the right to impose trading black out periods from time to time when, in the judgment of the Company, a black out period is warranted. A black out period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific black out period may not be

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announced, or may be announced only to those who are aware of the transaction or event giving rise to the black out period. If a person subject to this Policy is made aware of the existence of an event-specific black out period, such person should not disclose the existence of such black out period to any other person. Individuals that are subject to event-specific black out periods will be contacted when these periods are instituted from time to time.

Pension Fund Black Out Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales or transfers of Company securities by D&Os of the Company during a “pension fund black out period.” A pension fund black out period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three consecutive business days. These black out periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these black out periods will be contacted when these periods are instituted from time to time.

Share Repurchase Program Black Out Periods. The Company has determined that purchases, sales or transfers of Company securities by D&Os within the four business days before or after the Company’s announcement of a share repurchase program or an increase to an existing share repurchase program are prohibited.

Hardship Exceptions. If a person subject to this Policy has an unexpected and urgent need to sell Company securities in order to generate cash such person may, in appropriate circumstances, be permitted to sell Company securities during a black out period. Hardship exceptions may be granted only by the General Counsel or its designee and must be requested at least two business days in advance of the proposed transaction.

Other Trading Restrictions

The Company considers it improper and inappropriate for D&Os subject to this Policy to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, transactions in Company securities by D&Os are subject to the following guidance.

Speculating. D&Os subject to this Policy may not undertake speculating in securities of the Company, which may include buying with the intention of quickly reselling such securities, or selling securities of the Company with the intention of quickly buying such securities (other than in connection with the acquisition and sale of shares issued under the Amended and Restated Lear Corporation 2019 Long-Term Incentive Plan (the “LTIP”) or any other Company benefit plan or arrangement).

Short Sales. D&Os subject to this Policy may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Exchange Act prohibits D&Os from engaging in short sales.

Publicly Traded Options. D&Os subject to this Policy may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.

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Standing Orders. Standing orders (except under approved Rule 10b5-1 plans, see below) that extend beyond the date the order is placed should not be used. A standing order placed with a broker to sell or purchase stock at a specified price leaves persons with no control over the timing of the transaction. A standing order transaction executed by the broker when a D&O subject to this Policy is aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when such person did not possess material, nonpublic information.

Margin Accounts and Pledges. D&Os subject to this Policy may not pledge any Company securities as collateral for a loan and such person may not hold Company securities as collateral in a margin account. Such persons may not have control over these transactions as the securities may be sold at certain times without such person’s consent. A margin or foreclosure sale that occurs when a D&O subject to this Policy is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading.

Hedges and Monetization Transactions. D&Os subject to this Policy may not engage in hedging or monetization transactions through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may permit a D&O to own Company securities, but without the full risks and rewards of ownership. When that occurs, the D&O may no longer have the same objectives as the Company’s stockholders generally.

Transactions Under Company Benefit Plans

The U.S. insider trading laws also restrict the ability of persons subject to this Policy to engage in certain transactions under the Company’s benefit plans, as described below:

Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements; provided that such exercises by Section 16 Reporting Persons and Designated Individuals are subject to the pre-clearance procedures set forth below under the caption “Pre-Clearance Procedures for Section 16 Reporting Persons.” This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Incentive Plan. Persons subject to this Policy may be granted stock-based compensation awards, including restricted stock units, under the LTIP. Such persons may not, however, sell in the open market any Company stock granted under the LTIP during any black out period that applies to such person or while such person possesses material, nonpublic information. This Policy does not apply to the exercise of a tax withholding right pursuant to which a person subject to this Policy elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; provided that such exercise by Section 16 Reporting Persons and, in this instance, Designated Individuals is subject to the pre-clearance procedures set forth below under the caption “Pre-Clearance Procedures for Section 16 Reporting Persons.”

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Rule 10b5-1 Plans

Transactions in Company securities under a plan that complies with Rule 10b5-1 under the Exchange Act are not subject to the prohibition on trades during black out periods or the prohibition on trading while being aware of material, nonpublic information described above. In general, a Rule 10b5-1 plan specifies, including by the use of a formula, the amount, pricing and timing of transactions in Company securities in advance, or delegates discretion on those matters to an independent third party. Once the plan is adopted, the adopting individual must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of any trade, and must act in good faith with respect to the plan. Each individual may only enter into one single-trade Rule 10b5-1 plan per 12-month period, and overlapping plans are not permitted.

Rule 10b5-1 plans may only be entered into or modified when the adopting individual is not aware of material, nonpublic information, and may not be adopted or modified during a black out period applicable to such individual. Furthermore, any Section 16 Reporting Person must certify in the Rule 10b5-1 plan at adoption or modification that he/she: (a) is not aware of material nonpublic information about the Company or its securities and (b) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.

Rule 10b5-1 plans are also subject to mandatory “cooling-off” periods, which require individuals to wait a specified period of time after adopting or amending a plan to begin trading under such plan or amended plan. For Section 16 Reporting Persons, the cooling-off period ends on the later of (i) 90 days following the adopting or modification of a Rule 10b5-1 plan or (ii) two business days following the release of the Company’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q containing the financial results for the quarter in which the Rule 10b5-1 plan was adopted or modified (not to exceed 120 days following the adoption or modification of the plan). The cooling-off period for all other individuals ends 30 days following the adoption or modification of a Rule 10b5-1 plan.

The Company requires that all Rule 10b5-1 plans be approved in writing and in advance by the Company’s General Counsel or its designee. Each participant in a Rule 10b5- 1 plan must provide any and all information required to be disclosed by the Company in its annual and quarterly reports.

Pre-Clearance Procedures

Section 16 Reporting Persons may not engage in any transaction involving Company securities (including an LTIP transaction such as an option exercise, a gift, loan, pledge or hedge, contribution to a trust or any other transfer) without first obtaining pre-clearance of the transaction from the General Counsel or its designee. A request for pre-clearance should be submitted to the

General Counsel or its designee at least two business days in advance of the proposed transaction. A request for pre-clearance should contain a description of the proposed transaction, the date of the proposed transaction and the number of securities involved in the transaction. Section 16 Reporting Persons should also seek pre-clearance at least five business days in advance of adopting or modifying a 10b5-1 plan. A request for pre-clearance for a Rule 10b5-1 plan should include a

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description of the proposed plan, the date of the proposed plan, the number of securities subject to the plan and an affidavit including the requirements under Rule 10b5-1. The General Counsel or its designee are under no obligation to approve a transaction or Rule 10b5-1 plan submitted for pre-clearance and may determine not to permit the transaction or plan. If pre-clearance is granted, such pre-clearance is effective only for two business days and if the transaction is not executed or Rule 10b5-1 plan adopted or modified, as applicable, during that period, another request for pre- clearance must be submitted in accordance with the procedures set forth above. The General Counsel or its designee may not execute a transaction in Company securities unless the Chief Executive Officer or its designee has approved the transaction(s) in accordance with the procedures set forth above. This pre-clearance procedure is designed to prevent violations of Section 16(a) and Section 16(b) of the Exchange Act.

Post-Transaction Reporting Requirements for Section 16 Reporting Persons

Section 16(a) of the Exchange Act requires that certain transactions in Company securities by Section 16 Reporting Persons must be reported on Form 4 and filed with the Securities and Exchange Commission (the “SEC”) within two business days following the date of the transaction. This Policy requires not only pre-clearance of transactions in Company securities, but also advance notification of sufficient details of the transaction to give the Company time to prepare and file the required reports within the applicable deadline. To ensure that the Company has sufficient time to prepare and file the Form 4 with the SEC, Section 16 Reporting Persons must report the details of the transaction to the General Counsel at least by the close of business on the date the transaction occurred. Due to the short, two-business day period in which to file the reports, the Company may have the Form 4 executed and filed with the SEC on a Section 16 Reporting Person’s behalf using the power of attorney granted to the Company for this purpose. Section 16 Reporting Persons should contact the General Counsel immediately if they believe there may be any errors in a filing.

Section 16(b) provides that Section 16 Reporting Persons are liable to the Company for any “short-swing profits” resulting from a non-exempt purchase and/or sale of Company securities that occurs within a period of less than six months. The SEC may cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations.

Although compliance with Section 16(a), Section 16(b) and other restricted trading periods is the responsibility of each Section 16 Reporting Person, the pre-clearance of all trades will allow the Company to assist in preventing any inadvertent violations.

Gift-Giving

Persons subject to this Policy may donate Company owned stock at any time, but should still follow pre-clearance procedures as described herein, as applicable. If such person maintains control over the timing of the sale of any donated stock, the sale is subject to the black out periods and the other rules herein.

Post-Termination Transactions

If persons subject to this Policy are aware of material, nonpublic information when such person’s employment or service relationship terminates, such person may not trade in Company securities until that information has been publicly released.

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The Consequences of Insider Trading

Individuals who trade on material nonpublic information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the SEC, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

•disgorgement of profits gained or losses avoided and interest thereon;
•a civil penalty of up to three times the profit gained or loss avoided;
•a bar from acting as an officer or director of a publicly traded company;
•a criminal fine (no matter how small the profit or the lack thereof) of up to $1 million; and
•a jail term of up to ten years.

These penalties can apply even if the individual is not a director or officer of the Company. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in disciplinary action by the Company, up to and including termination of employment. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.